EX-99.(d)(3)

Amended Annex A

Goldman Sachs Asset Management, L.P.

Fund	Fee (Annual Rate)	Effective Date
Goldman Sachs Multi-Manager Alternatives Fund	2.00% on first $2 billion; 1.80% over $2 billion up to $5 billion; 1.71% over $5 billion up to $8 billion; 1.68% over $8 billion	April 16, 2013
Goldman Sachs Multi-Manager Non-Core Fixed Income Fund	0.85% on first $2 billion; 0.77% over $2 billion up to $5 billion; 0.73% over $5 billion up to $8 billion; 0.71% over $8 billion	December 18, 2014
Goldman Sachs Multi-Manager Global Equity Fund	1.03% on the first $1 billion; 0.93% over $1 billion up to $2 billion; 0.89% over $2 billion up to $5 billion; 0.87% over $5 billion up to $8 billion; 0.84% over $8 billion	February 25, 2015
Goldman Sachs Multi-Manager Real Assets Strategy Fund	1.00% on the first $1 billion; 0.90% over $1 billion up to $2 billion; 0.86% over $2 billion up to $5 billion; 0.84% over $5 billion up to $8 billion; 0.82% over $8 billion	February 25, 2015
Multi-Manager International Equity Fund	0.60%	May 12, 2015
Multi-Manager U.S. Dynamic Equity Fund	0.80%	May 12, 2015

GOLDMAN SACHS TRUST II

By: /s/ James McNamara
Name: James McNamara
Title: President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By: /s/ Jason Gottlieb
Name: Jason Gottlieb
Title: Managing Director